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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 5
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
[  ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[  ] Form 3 Holdings Reported
[  ] Form 4 Transactions Reported
================================================================================
1. Name and Address of Reporting Person*
    Deieso              Donald                  A.
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   (Last)               (First)                 (Middle)
    9              Nottingham           Road
--------------------------------------------------------------------------------
                                    (Street)
    Edison                          NJ                             08820
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   (City)                           (State)                           (Zip)
================================================================================
2. Issuer Name and Ticker or Trading Symbol
     EA Engineering, Science, and Technology, Inc.  (EACO)
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)
     ###-##-####
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4. Statement for Month/Year           8/98
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5. If Amendment, Date of Original (Month/Year)
================================================================================
6. Relationship of Reporting Person to Issuer   (Check all applicable)
   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)
             President and Chief Executive Officer
================================================================================
7. Individual or Joint/Group Filing      (Check applicable line)
   [ X ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             & 4)           (Instr.4) (Instr. 4)
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====================================================================================================================================

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

FORM 5 (continued)         Deieso, Donald A.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                   5.                               7.                         ative     Deriv-  11.
                    sion                      Number of                        Title and Amount           Secur-    ative   Nature
                    or                        Derivative   6.                  of Underlying     8.       ities     Secur-  of
                    Exer-                     Securities   Date                Securities        Price    Bene-     ity:    In-
                    cise   3.                 Acquired (A) Exercisable and     (Instr. 3 and 4)  of       ficially  Direct  direct
                    Price  Trans-     4.      or Disposed  Expiration Date     ----------------  Deriv-   Owned     (D) or  Bene-
1.                  of     action     Trans-  of (D)       (Month/Day/Year)            Amount    ative    at End    In-     ficial
Title of            Deriv- Date       action  (Instr. 3,   ----------------            or        Secur-   of        direct  Owner-
Derivative          ative  (Month/    Code    4 and 5)     Date      Expira-           Number    ity      Year      (I)     ship
Security            Secur- Day/       (Instr. ------------ Exer-     tion              of        (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)          ity    Year)      8)      (A)     (D)  cisable   Date      Title   Shares    5)       4)        4)      4)
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ComStk Purchase Opt $2.250 2/26/97(a) A       200,000      2/26/97   2/25/2007 ComStk  200,000(b)
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ComStk Purchase Opt $2.376 3/04/98(c) A       150,000      3/04/99   3/03/2008 ComStk  150,000(b)
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ComStk Purchase Opt $3.670 3/23/98(d) A        50,000      3/23/99   3/22/2008 ComStk   50,000(b)         400,000   D
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====================================================================================================================================

Explanation of Responses:
(a) This option becomes exercisable in four equal annual installments beginning February 26, 1997.
(b) Exempt grant pursuant to Rule 16b-3(d).
(c) This option becomes exercisable in four equal annual installments beginning March 4, 1999.
(d) This option becomes exercisable in four equal annual installments beginning March 23, 1999.



     /s/  Donald A. Deieso                                  October 12, 1998
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

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(122795DTI)